                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)

Filed by the Registrant                     /x/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      UNION PACIFIC RESOURCES GROUP INC.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                                    [LOGO]

                       UNION PACIFIC RESOURCES GROUP INC.
--------------------------------------------------------------------------------

JACK L. MESSMAN
Chairman and Chief Executive Officer

                                                                  March 26, 1998

Dear Shareholders:

     Union Pacific Resources achieved outstanding results in a number of areas in 1997. In our first full year as an independent public company, the Company's discretionary cash flow increased by 18% to $1,226 million, producing property sales volumes increased by 10% over 1996 levels, net income increased by 4% to $333 million, percentage of production replacement increased to 199% of 1997 production, and oil and gas reserves increased by 17%. For the sixth consecutive year, Union Pacific Resources was the number one driller in the United States.

     Although it was a record year for the Company in 1997, our achievements were not reflected in the stock price. In the fourth quarter, commodity prices began to fall to levels not seen for the last four years causing energy industry stock prices to decline. Prior to the fourth quarter, our stock was stalled due to uncertainty surrounding our five month public effort to acquire Pennzoil Company.

     In January, we announced the acquisition of Norcen Energy Resources Limited, a premier exploration and production company with operations in western Canada, the Gulf of Mexico, Guatemala and South America. We closed the transaction in early March.

     The benefits of the Norcen acquisition are very significant. The combined company will create a North American mega-independent with significant international opportunities. The Norcen properties fit well with our North American drillsite strategy and create new core areas. In addition, Norcen generally owns high working interests and operates a high percentage of its properties, thereby enabling us to apply our business model.

     Our focus for 1998 will be on increasing shareholder value by increasing producing property sales volumes, replacing production, assimilating Norcen into our operations, and deleveraging our balance sheet with asset sales. We look forward to meeting these challenges and we appreciate your continued interest in Union Pacific Resources. I hope that many of you will join us for our Annual Meeting.

                                          Sincerely,

                                          /s/ Jack L. Messman

       [LOGO]
UNION PACIFIC RESOURCES                                 NOTICE OF ANNUAL MEETING
GROUP INC.                                                       OF SHAREHOLDERS

801 Cherry Street
Fort Worth, TX 76102

                                                                  March 26, 1998

To the Shareholders:

     You are hereby notified that the 1998 Annual Meeting of Shareholders ('Annual Meeting') of Union Pacific Resources Group Inc., a Utah corporation, will be held at the Fort Worth Club, 306 West 7th Street (12th Floor, Sunset and Trinity Rooms), Fort Worth, Texas, 76102 at 10:00 A.M., CDT, on Wednesday, May 20, 1998 for the following purpose:

     1) to elect eleven directors, each to serve until the earlier of his or her successor being elected or his or her death, resignation or removal; and

     2) to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     Only shareholders of record at the close of business on March 16, 1998 are entitled to notice of and to vote at the Annual Meeting.

     Shareholders are urged to date, sign and return the enclosed proxy promptly, whether or not they expect to attend the Annual Meeting in person.

                                          /s/ Joseph A. Lasala, Jr.

                                          JOSEPH A. LASALA, JR.
                                          Vice President, General Counsel and
                                          Secretary

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, EACH SHAREHOLDER IS URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT SUCH SHAREHOLDER EXPECTS TO ATTEND THE ANNUAL MEETING IN PERSON. A SHAREHOLDER'S PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

(THE ENCLOSED RETURN ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED
STATES.)

                       UNION PACIFIC RESOURCES GROUP INC.
                                PROXY STATEMENT
         FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 1998
                              GENERAL INFORMATION

INTRODUCTION

     This Proxy Statement is being furnished to shareholders of Union Pacific Resources Group Inc., a Utah corporation (the 'Company'), in connection with the solicitation of proxies by the Board of Directors (the 'Board') of the Company for use at the Annual Meeting of Shareholders ('Annual Meeting') to be held on May 20, 1998 for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting of Shareholders.

     The first date on which this Proxy Statement and the accompanying form of proxy are being sent to shareholders of the Company is March 26, 1998.

COMMON STOCK OUTSTANDING

     The close of business on March 16, 1998 (the 'Record Date') has been fixed as the date of record for the determination of shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 251,043,100 shares of common stock of the Company (the 'Common Stock') outstanding.

VOTING OF COMMON STOCK

     The presence of a majority of the issued and outstanding shares of Common Stock entitled to vote, represented in person or by proxy, is required for a quorum at the Annual Meeting. Holders of shares of Common Stock are entitled to one vote at the Annual Meeting for each share of Common Stock held of record at the Record Date. In the election of directors, shareholders will not be allowed to cumulate their votes. If you do not wish your shares to be voted for particular nominees, please identify the exceptions in the designated space provided on the proxy card. The eleven nominees receiving the highest number of votes will be elected. Accordingly, abstentions and broker non-votes will not affect the outcome of the election. Any other matter presented for approval by the shareholders will be approved, in accordance with Utah law, if the votes cast in favor of a matter exceed the votes cast opposing such matter. As a result, abstentions and broker non-votes will not affect the outcome of any matter.

     All shares represented by properly executed proxies will, unless such proxies have been previously revoked, be voted at the Annual Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted as recommended by the Board. The Board has designated Jack
L. Messman and Joseph A. LaSala, Jr. to receive appointments as agents named in the enclosed proxy. The Company has no knowledge of any matters other than those matters set forth in the Notice of Annual Meeting of Shareholders to be brought before the Annual Meeting. If any other matters are properly presented to the Annual Meeting for action, it is intended that Jack L. Messman or Joseph A. LaSala, Jr., as an agent named in the enclosed proxy, and acting thereunder, will vote in accordance with his best judgment on such matters. A shareholder executing and returning a proxy has the power to revoke it at any time before it is voted by providing written notice of such revocation to the Secretary of the Company, by submitting a validly executed later-dated proxy or by attending the Annual Meeting and voting in person. The mere presence of a shareholder at the Annual Meeting, however, will not constitute a revocation of a previously submitted proxy.

     The Company will bear the cost of printing and mailing proxy materials to its shareholders as well as associated solicitation costs. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such solicitation. Following the mailing of the proxy soliciting materials, proxies may be solicited by officers and other employees of the Company in person or by telephone, facsimile or telegraph. The Company will use the services of Innisfree, 501 Madison Avenue, 20th Floor, New York, New York 10022 to aid in the solicitation of proxies at an anticipated fee of $10,000 plus reasonable expenses.

SHAREHOLDER PROPOSALS

     Shareholders desiring to submit a proposal for consideration for inclusion in the Proxy Statement and form of proxy relating to the 1999 Annual Meeting of Shareholders must advise the Secretary of the Company of such proposal and provide any statement in support thereof in writing by November 25, 1998.

1.  ELECTION OF DIRECTORS

     Eleven directors are to be elected at the Annual Meeting (which number constitutes the entire Board of the Company). Each director shall serve until the earlier of his or her successor being elected or his or her death, resignation or removal. It is intended that all proxies received from shareholders of the Company, in the absence of contrary instructions, will be voted at the Annual Meeting for the election of the eleven nominees for director named herein, all of whom are presently directors of the Company. If any nominee for director for any reason should become unavailable for election, it is intended that discretionary authority will be exercised by Jack L. Messman or Joseph A. LaSala, Jr., the persons designated in the enclosed proxy as agents, in respect of the election of such other person as the Board shall nominate. The Board is not aware of any circumstances likely to cause any nominee for director to become unavailable for election at the Annual Meeting. The eleven nominees for director receiving the highest number of votes cast at the Annual Meeting will be elected.

     The following table sets forth certain information regarding the nominees for director.


                           NAME AND PRINCIPAL OCCUPATION
                                   OR EMPLOYMENT
------------------------------------------------------------------------------



H. Jesse Arnelle(2),(4)
         Of Counsel, Womble, Carlyle, Sandridge & Rice, law firm, Winston-Salem, North Carolina. Director, Armstrong World Industries, Inc., Eastman
[PHOTO] Chemical Co., FPL Group, Inc., Textron Inc., Wells Fargo & Co., Inc., Wells Fargo Bank, N.A., WMX Technologies, Inc. Age 64. Director since November 1995.

Lynne V. Cheney(2),(3)
         Distinguished Fellow, the American Enterprise Institute for Public [PHOTO] Policy Research, Washington, D.C. Director, IDS Mutual Fund Group,
         Lockheed Martin Corporation, Reader's Digest Association. Age 56. Director since November 1995.

Preston M. Geren III(2),(4)
         Public Policy Consultant, Public Strategies, Inc., a public policy [PHOTO] consulting firm, Austin, Texas. Director, Overton Bank and Trust. Age
         46. Director since February 1997.

Lawrence M. Jones(1),(3),(4)
         Retired Chairman and Chief Executive Officer, The Coleman Company, Inc., manufacturer of home and recreational products, Wichita, Kansas.
[PHOTO] Director, The Coleman Company, Inc., Fleming Companies, Inc. Age 66. Director since November 1995.

Drew Lewis(1),(3)
         Former Chairman, the Company, and Former Chairman, Chief Executive Officer and Director of Union Pacific Corporation ('UPC'), a
[PHOTO] transportation company, Dallas, Texas. Director, American Express Company, FPL Group, Inc., Gannett Co., Inc., Lucent Technologies Inc., Gulfstream Aerospace Corporation, AmTec, Inc. Age 66. Director since August 1995.

                           NAME AND PRINCIPAL OCCUPATION
                                   OR EMPLOYMENT
------------------------------------------------------------------------------


Claudine B. Malone(2),(3)
         President, Financial & Management Consulting, Inc., management consulting firm, McLean, Virginia. Director, Dell Computer Corporation,
[PHOTO] Hannaford Brothers Co., Hasbro, Inc., Houghton Mifflin Company, Lafarge Corporation, The Limited, Inc., Lowe's Companies, Mallinckrodt Group Inc., S.A.I.C. Age 61. Director since November 1995.

Jack L. Messman(1),(3)
         Chairman and Chief Executive Officer, the Company, Fort Worth, Texas. Director, Novell, Inc., Safeguard Scientifics, Inc., Tandy, Inc.,
[PHOTO]  Cambridge Technology Partners (Massachusetts), Inc., USDATA

         Corporation. Age 58. Director since September 1991.

John W. Poduska, Sr., Ph.D.(2),(4)
         Chairman, Advanced Visual Systems, Inc., provider of visualization software, Boston, Massachusetts. Director, Cambridge Technology
[PHOTO] Partners (Massachusetts), Inc., Safeguard Scientifics, Inc., XLVision, Inc., MultiGen, Inc. Age 60. Director since November 1995.

Michael E. Rossi(1),(3),(4)
         Former Vice Chairman BankAmerica Corporation, a financial institution, [PHOTO] San Francisco, California. Director, Del Webb Corporation. Age 53.
         Director since June 1997.

Samuel K. Skinner(2),(4)
         President and Director, Unicom Corporation and Commonwealth Edison Company, a wholly owned subsidiary of Unicom Corporation and an electric utility company, Chicago, Illinois. Director, ANTEC
[PHOTO] Corporation, LTV Corporation, Midwest Express Holdings, Inc. Member, Advisory Board of The Broken Hill Proprietary Company Limited. Age 59. Director since October 1996.

James R. Thompson(1),(3),(4)
         Partner, Chairman and Chairman of the Executive Committee, Winston & Strawn, law firm, Chicago, Illinois. Director, American National Can
[PHOTO] Co., FMC Corporation, Jefferson Smurfit Group (PLC) Dublin, Prime Group Realty Trust, Hollinger International, Inc., Prime Retail Inc. Age 61. Director since November 1995.


------------------
(1) Member of the Executive Committee.
(2) Member of the Audit Committee.
(3) Member of the Finance Committee.
(4) Member of the Compensation and Corporate Governance Committee.
------------

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE FOREGOING DIRECTORS.

     Except for the directors listed below, each of the directors named in the preceding tables has held the indicated office or position in his or her principal occupation for at least five years. Unless otherwise indicated, each of the directors listed below held the earliest office or position indicated as of five years ago.

     H. Jesse Arnelle, a partner in the law firm of Arnelle, Hastie, McGee, Willis & Greene, retired from such firm in October, 1997. As of January 1, 1998, Mr. Arnelle joined Womble, Carlyle, Sandridge & Rice as of counsel to such law firm. Lynne V. Cheney is an author and lecturer on public policy issues. Lawrence M. Jones held the position of Chairman and Chief Executive Officer of The Coleman Company, Inc. through December 1993. Preston M. Geren, III was a member of the United States House of Representatives from 1989 to 1997. Drew

Lewis was Chairman, President and Chief Executive Officer of UPC through May 1994 and Chairman and Chief Executive Officer of UPC through December 1996. Jack
L. Messman has been the Chairman and Chief Executive Officer of the Company since October 1996. Prior to such time and since August 1995, Mr. Messman was the President and Chief Executive Officer of the Company. From May 1991 through October 1995, Mr. Messman was the President and Chief Executive Officer of Union Pacific Resources Company. Samuel K. Skinner has been President of Unicom Corporation and Commonwealth Edison Company since February 1993. Mr. Skinner was General Chairman of the Republican National Committee from August 1992 to February 1993.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The management of the Company is under the direction of the Board. The Executive, Audit, Finance and Compensation and Corporate Governance Committees, were established by the Board to assist it in the discharge of its responsibilities, as described below. The footnotes to the preceding table of information on the nominees for director identifies committee memberships held by each director.

EXECUTIVE COMMITTEE

     The Executive Committee consists of five members, four of whom are non-employee directors. The Executive Committee has all the powers of the Board, when the Board is not in session, to direct and manage all of the business and affairs of the Company in all cases in which specific directions have not been given by the Board. The Executive Committee did not meet in 1997.

AUDIT COMMITTEE

     The Audit Committee consists of six non-employee directors. The Audit Committee meets regularly with financial management, the internal auditors and the independent auditors to review financial reporting and accounting and financial controls of the Company. The Audit Committee reviews fees and non-audit engagements of the independent auditors. Both the independent auditors and the internal auditors have unrestricted access to the Audit Committee and meet regularly with the Audit Committee, without financial management representatives present, to discuss the results of their examinations and their opinions on the adequacy of internal controls and quality of financial reporting. The Audit Committee also reviews the scope of audits as well as the annual audit plan. In addition, the Audit Committee has oversight responsibility for the administration of the Compliance Program, including the Company's Statement of Policy Concerning Business Conduct and other substantive policies. Each year the Audit Committee recommends to the Board the selection of a firm of independent auditors to audit the accounts and records of the Company and its consolidated subsidiaries. The Audit Committee met six times in 1997.

FINANCE COMMITTEE

     The Finance Committee consists of seven directors, six of whom are non-employee directors. The Finance Committee is responsible for oversight of the Company's financial strategy and policy and reviews and recommends actions to the Board with respect to the Company's capital structure and cash flow, financing plans and programs, banking arrangements, tax management, risk management and insurance arrangements, dividend policies and actions, derivatives policy and practices and other related matters. The Finance Committee also reviews the investment of assets held by the Company's pension and other funded employee benefit programs. The Finance Committee met six times in 1997.

COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE

     The Compensation and Corporate Governance Committee (the 'Compensation Committee') consists of seven non-employee directors who are ineligible to participate in any of the Company's executive compensation plans. The Compensation Committee makes recommendations to the Board with respect to compensation for the Board and certain employees whose salary exceeds an amount set forth in the By-Laws. The Compensation Committee administers the Company's Executive Incentive Plan and Stock Option and Retention Stock Plan and determines the amounts of, and the individuals to whom, grants or awards to executives shall be made thereunder. See pages 8-10 for the Compensation Committee's Report on Executive Compensation. The Compensation Committee is responsible for recommending and reviewing all the material amendments to the Company's pension, thrift and employee stock ownership plans. The Compensation Committee also periodically reviews the Company's vacation, life insurance, medical and dental benefit plans and the matching gifts program to ensure that these benefit plans remain competitive. The Compensation Committee has the responsibility of assisting management with respect to matters of succession, reviewing the qualifications of candidates for the position of director and recommending candidates to the Board as nominees for director for election at the annual meetings of shareholders or to fill such Board vacancies as may occur during the year. The Compensation Committee met six times in 1997.

ATTENDANCE

     The Board held nine meetings in 1997. No director attended less than 75 percent of the aggregate of the meetings of the Board and the Committees on which he or she served.

DIRECTOR NOMINATIONS

     The Compensation Committee will consider candidates for director suggested by directors and shareholders of the Company. A shareholder desiring to suggest a candidate for director should advise the Secretary of the Company in writing by December 31 of the year preceding the annual meeting of shareholders of the Company and include the nominee's name, sufficient biographical material and other information to permit an appropriate evaluation. In considering a candidate for director, the Compensation Committee seeks individuals who have demonstrated outstanding management or professional ability and who have attained a position of leadership in their chosen careers. Shareholders who desire to nominate directors should contact the Secretary of the Company for the specific requirements prescribed by the By-Laws.

ANSCHUTZ STOCKHOLDERS' RIGHT TO DESIGNATE A DIRECTOR

     The Company is party to an agreement (the 'Shareholders' Agreement') with

The Anschutz Corporation, Anschutz Foundation and Mr. Philip Anschutz (collectively, the 'Anschutz Shareholders') which continues until October 15, 2004, subject to early termination under certain circumstances (the 'Standstill Period'). The Shareholders' Agreement, as amended, among other things, provides the Anschutz Shareholders with the right to designate a single director during the Standstill Period to serve on the Board until the next annual meeting of shareholders, provided the Anschutz Shareholders advise the Company in writing concerning their designation and comply with all other relevant provisions of the Shareholders' Agreement. During the Standstill Period, the Company also has agreed to (i) permit the Anschutz Shareholders to thereafter include their designee in the Board's slate of director nominees for election at the Company's annual meeting and (ii) recommend to the Company's shareholders that such designee be elected as a director of the Company. The Anschutz Shareholders have designated Michael E. Rossi to serve on the Board and to be included in the Board's slate of director nominees for election at the Annual Meeting.

COMPENSATION OF DIRECTORS

     Cash Compensation. Effective June 1, 1997, the Company reduced its cash compensation to its directors who are not employees of the Company ('outside directors') to an annual retainer of $40,000 from $60,000. In addition, Chairpersons or Co-Chairpersons receive additional annual retainers of $5,000 each paid in cash (unless deferred under the 'Directors Deferred Compensation Plan', formerly referred to as the Directors Stock Unit Grant and Deferred Compensation Plan). Retainers are paid quarterly to outside directors and at the end of a calendar quarter with the fourth quarter payment forfeited if attendance at the Board and Committee meetings for the year is below 75%. Directors receive no additional meeting fees but are reimbursed for travel expenses incurred in conjunction with their attendance at Board and Committee meetings.

     Prior to June 1, 1997, outside directors were paid a cash retainer of $60,000 of which $30,000 was automatically deferred (the 'Mandatory Deferral') to a Stock Unit Account under the Directors Deferred Compensation Plan (based on the value of Common Stock on the first business day after the quarter for which payment is made) and $30,000 was paid in cash, unless voluntarily deferred pursuant to such Directors Deferred Compensation Plan.

     Amended and Restated 1995 Directors Stock Option Plan. As approved at the last annual meeting of shareholders, the 1995 Directors Stock Option Plan was amended and restated effective March 5, 1997 ('Amended and Restated 1995 Directors Stock Option Plan'). The amendments included a substantial change in the manner in which options are granted and become exercisable and allow for the transfer of options to immediate family members. The Amended and Restated 1995 Directors Stock Option Plan provides for grants to outside directors serving on the Board as of March 5, 1997, of an option to purchase 52,000 shares of the Common Stock. The option price of $24.57 was equal to 100% of the fair market value of the Common Stock on the date of grant on March 5, 1997. Such options will vest (and become exercisable) at the rate of 5,200 shares per year and the exercise period commences on the first anniversary of the director's date of grant and ends on March 5, 2008. Hence, a director who is granted a 52,000-share option on March 5, 1997 will not be able to exercise the option to purchase shares of Common Stock until March 5, 1998, and then only to the extent of 5,200 shares. For each year thereafter, another 5,200 shares will become available for exercise, with the last 5,200-share segment becoming exercisable on March 5, 2007. A director who ceases service on the Board generally will only be permitted to exercise the vested portion of an option grant as of the date service is terminated and the unvested portion will be forfeited; provided, however, in the event of a director's death, disability or mandatory retirement or in the event of a change in control of the Company, the unvested portion of such options will vest and become immediately exercisable.

     Individuals who were appointed to the Board as directors after March 5, 1997 will participate in the Amended and Restated 1995 Directors Stock Option Plan and receive a proportionate grant of options as follows: a new director will participate as of the date of his or her appointment ('Date of Subsequent Grant') and will receive a pro rata share of options determined by multiplying 52,000 shares times a fraction. The numerator of the fraction will be the lesser number of years (including partial years) between the Date of Subsequent Grant and (A) March 5, 2007, or (B) the date the outside director will be required to retire from the Board in accordance with the Company's mandatory retirement policy. The denominator will be 10. Thus, for example, a director who commences participation in the Amended and Restated Directors 1995 Stock Option Plan as of March 5, 1999 will receive an option to purchase 41,600 shares (80% x 52,000) of Common Stock. Consistent with grants awarded as of March 5, 1997, the stock options will vest at the rate of 5,200 shares per year through March 5, 2007.

     All options granted under the Amended and Restated 1995 Directors Stock Option Plan must be exercised before March 5, 2008. In addition, a director must exercise his or her options under the Amended and Restated 1995 Directors Stock Option Plan within six months of the director's departure, except where the director is required to retire from the Board in accordance with the Company's mandatory retirement policy, in which case the director has five years in which to exercise the then-exercisable options.

     The Amended and Restated 1995 Directors Stock Option Plan permits directors to transfer options (whether granted before or after March 5, 1997) to members of their immediate families, either directly or through a trust or similar vehicle.

     Prior to June 1, 1997, the 1995 Directors Stock Option Plan provided for the annual grant, on a fixed date, to each outside director of options to purchase 1,000 shares of Common Stock at an option price equal to 100% of the fair market value of Common Stock on the date of grant. In lieu of such annual grant of options to purchase 1,000 shares of Common Stock, the directors were granted the options described above. Any previous option grants will expire, unless exercised, upon the earlier of ten years after the date of grant or five years after the date of termination of service on the Board, and will not be exercisable prior to the first anniversary of the date of grant. Any options not exercisable at the time a director terminates his or her service on the Board will be forfeited.

     Directors Deferred Compensation Plan.  The Directors Deferred Compensation

Plan is designed to allow directors to defer the receipt of compensation as directors and consequently defer federal income taxes on their compensation as directors, provided elections are made timely by the director. Effective June 1, 1997, the Company eliminated the Mandatory Deferrals under the Directors Deferred Compensation Plan and permitted Elective Deferrals (as hereinafter defined) under the Directors Deferred Compensation Plan with respect to all cash compensation for services to either a Stock Unit Account (the 'Stock Unit Account') or Fixed Income Account (the 'Fixed Income Account'). Under the Directors Deferred Compensation Plan, the Company will credit an additional 25% to the account of any director who elects to have his or her cash compensation invested in a Stock Unit Account for a period of at least three years. The Company's matching contribution shall remain invested until the director terminates his or her services as a director of the Company.

     Prior to June 1, 1997, the Company required the Mandatory Deferral of a portion of the directors cash retainer. In addition to the Mandatory Deferral, a Director could elect by December 31 of the preceding fiscal year to defer all or a portion of the remaining compensation for services as a director (the 'Elective Deferral') to a Stock Unit Account or a Fixed Income Account.

     The Fixed Income Account earns interest compounded annually at a rate determined by the Treasurer of the Company in January of each year. The Stock Unit Account fluctuates in value based on changes in the price of Common Stock and equivalents to cash dividends paid on the Common Stock are deemed to be reinvested in the Stock Unit Account.

     For amounts in the Stock Unit Account, payment in cash of such deferred compensation is to be made beginning in the January following termination of service as a director. For amounts in the Fixed Income Account, payment in cash of deferred compensation is to be made at the election of the director either at such time or beginning in the January following retirement from the director's principal occupation. Subject to the foregoing conditions, deferred compensation may be paid, at the election of the director, in either a lump sum or in up to 10 annual installments. Account balances are unsecured and unfunded obligations of the Company. During 1997, $258,916 and $5,333 were deferred into Stock Unit Accounts and the Fixed Income Account, respectively, by the directors under the Directors Deferred Compensation Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the individuals serving on the Compensation Committee during 1997 has ever been an officer or employee of the Company or its subsidiaries. No officer, director, 5% shareholder of the Company or immediate family member of any of the foregoing has ever been or is to be a party to or has ever had a direct or indirect material interest in any transactions or series of transactions to which the Company or its subsidiaries was or is to be a party.

REPORTS OF OWNERSHIP--SECTION 16(A) REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ('SEC') and the New York Stock Exchange. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section

16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers, directors and 10% shareholders, the Company believes that none of its executive officers, directors or 10% shareholders failed to comply with Section 16(a) reporting requirements in 1997.

                             EXECUTIVE COMPENSATION

REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for administering the executive compensation and stock ownership programs for the Company. Such programs, consisting of two elements, annual compensation and long-term incentive compensation, are designed to provide payment for performance of assigned accountabilities and achievement of predetermined goals which support the Company's overall objective of enhancing shareholder value. Such performance will be achieved only if the Company is able to attract outstanding talent that is able to grow the Company, motivate its executive and management team through incentives tied to the creation of shareholder value, and most importantly, to retain and reward such executives through a competitive compensation program.

     The Compensation Committee offers the following report on its decisions concerning compensation for 1997.

ANNUAL COMPENSATION

     Annual compensation for executives consists of two components: base salary and annual incentive pay.

     Base Salary. The Compensation Committee reviews each executive's salary annually, taking into consideration a number of factors including: (i) the executive's performance, (ii) the Company's performance, (iii) the executive's position and responsibility in the organization, (iv) the executive's experience and expertise, (v) salaries for comparable positions at comparable companies and
(vi) internal pay equity. In approving salary recommendations, the Compensation Committee exercises subjective judgment using no specific weights for the above factors. The Compensation Committee does not target total executive compensation or any component thereof to any particular point within, or outside, the range for comparable companies; however, the Compensation Committee believes that base salaries at or near the median for comparable companies are generally appropriate for the Committee to use as a frame of reference for base pay decisions. Specific compensation for individual executives will vary from these levels as a result of subjective judgment of the Compensation Committee. The average base salaries for the Company's executives for which comparable data is available generally do not exceed the median for comparable companies. The comparable companies with respect to our executive officers include those companies in the line of business index on the Performance Graph with comparable market capitalizations and several other energy companies with comparable market capitalizations. The comparable companies with respect to other executives include a majority of those companies in the line of business index on the Performance Graph and numerous other companies for which the Company competes for executive talent.


     Annual Incentive Pay. Annual incentive pay is awarded under the Executive Incentive Plan ('EIP'). The EIP is a bonus program designed to tie executive at-risk incentive pay specifically to the Company's performance. The EIP is administered by the Compensation Committee and the performance criteria set forth therein are subject to the approval of the Compensation Committee.

     The EIP establishes an incentive reserve account (the 'Incentive Reserve Account') which may be funded annually based upon the funding formula outlined in the EIP. The EIP's incentive reserve funding formula provides that the Board of Directors may credit the Incentive Reserve Account each year with such amount as it may determine, subject to a maximum amount for any year of 0.25% of earnings before interest, taxes, depreciation, depletion and amortization and expensed exploration costs excluding exploration overhead ('Incentive Income') when the Incentive Income Return on Average Annual Assets ('Incentive Return') is 16%, and 0.5% of Incentive Income when the Incentive Return is 20.0% or more. At intermediate levels of Incentive Return (between 16% and 20%), the maximum percentage of Incentive Income that may be credited to the Incentive Reserve Account will increase 0.0125% for each incremental 0.2% increase in the Incentive Return ('Intermediate Returns'). 'Average Annual Assets' for purposes of computing Incentive Return is calculated as the average of (1) total assets as shown on the consolidated financial statements of the Company at the beginning of each year and (2) total assets as shown on the consolidated financial statements of the Company at the end of such year. Incentive Income is determined in accordance with generally accepted accounting principles, before giving effect to any provision for amounts to be credited to the Incentive Reserve Account. Incentive Income excludes results of discontinued operations and the effects of changes in accounting principles.

     As soon as practicable at the end of each year, the Compensation Committee may grant awards not exceeding the unawarded balance in the Incentive Reserve Account to executives in such dollar amounts as the Compensation Committee shall determine. The amount of an individual award will depend upon the evaluation of each executive's performance as well as other factors described above. The Compensation Committee believes that total compensation, including annual incentive pay, at or near the 75th percentile of the comparable companies, is appropriate for the Compensation Committee to use as a frame of reference for compensation decisions. The maximum annual award which could have been made during 1997 to executives whose compensation was subject to Section 162(m) of the Code (hereinafter defined), was 0.125% of covered income for the Chief Executive Officer and 0.0625% of covered income for other covered executive officers (generally the four highest compensated officers other than the Chief Executive Officer). Covered income is defined as the greater of Incentive Income for the year or Incentive Income for the first eleven months of the year. Any amounts credited to the Incentive Reserve Account which are not awarded may be carried forward and awarded by the Compensation Committee to executives in future years during which the EIP remains in effect.

     For 1997, $5.3 million was awarded to 32 executives under the EIP.

LONG-TERM INCENTIVE COMPENSATION


     The Compensation Committee believes that long-term compensation should comprise a substantial portion of each executive's total compensation. Long-term compensation provides incentives which encourage the executives to own and hold Common Stock and tie their long-term economic interests directly to those of the shareholders. The Company's long-term incentives currently include stock options and retention stock awards. The Company also maintains specific stock ownership guidelines for its executives.

     Stock Options. Stock options are a key element in the Company's long-term compensation program. Stock options are granted periodically, with the magnitude of the award based on an executive's position, experience, performance, and surveys provided by consultants of the Company, without giving particular weight to any one factor, are used in determining the actual awards. The Compensation Committee exercises subjective judgment, however, the Compensation Committee believes that long-term incentive compensation should be based on a factor times the base salary of an executive. For 1997, such factors were based on a survey by a consultant of the Company and varied by position of the executive. The number of options held by an executive is not a factor considered in connection with an award of options. Stock options are granted with an exercise price equal to the fair market value of the Common Stock on the date of the grant and, when vested, are exercisable up to ten years from the date of grant.

     For 1997, 88,000 options to purchase Common Stock were granted to three executives.

     Retention Stock. Retention stock are shares of Common Stock that are subject to forfeiture if the executive terminates employment before the vesting period lapses ('Retention Stock'). Awards of Retention Stock are made for the purposes of retaining executives, providing incentive for long-term performance and aligning an executive's interests with other shareholders of the Company.

     For 1997, 120,734 shares of Retention Stock were awarded to 18 executives.

     Stock Ownership Guidelines. The Company has established stock ownership guidelines for all executives to align the financial interests of those executives with those of the shareholders. These executives are expected to make continuing progress toward compliance with these guidelines. The guidelines range from one times salary for first level executives, to four times salary for the Chairman and Chief Executive Officer. Until the minimum ownership amount is achieved, executives are expected to retain the Common Stock received upon exercise of options, net of taxes and cost of exercise.

POLICY REGARDING IRC SECTION 162(M)

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the 'Code'), generally limits the corporate deduction to one million dollars for compensation, except for qualified performance-based compensation, for compensation paid to a person who on the last day of fiscal years beginning on or after January 1, 1994, is either the Chief Executive Officer or among the four most highly compensated officers other than the Chief Executive Officer. The EIP and stock option plan are believed to qualify as performance-based compensation under Internal Revenue Service rules; however, the Compensation Committee does not believe that compensation decisions should be constrained necessarily by how much compensation is deductible for federal income tax purposes and as such will not make compensation decisions based solely on the deductibility of compensation. The awards of Retention Stock are not intended to qualify as performance-based under the regulations.

CEO COMPENSATION

     In 1997, the Company's most highly compensated officer was Jack L. Messman, Chairman and Chief Executive Officer. His compensation package is designed to encourage short and long-term performance aligned with the interests of shareholders. The majority of his compensation is at risk, in the form of an EIP award and stock options.

     Mr. Messman's annual base salary was increased in 1997 by 12.4% to $800,000. With this increase, Mr. Messman's annual base salary is below the 50th percentile for comparable companies.

     The Compensation Committee reviewed Mr. Messman's performance for 1997 and approved an annual incentive pay for him of $1,400,000 based on the factors described herein. Mr. Messman's annual compensation is below the 75th percentile for comparable companies.

     Mr. Messman also received 61,500 options to purchase Common Stock as part of the Company's retention program which will vest in equal increments each year over the following two year period.

     During 1997, under the guidance of Mr. Messman, the Company continued to be a leader in the industry. The Company replaced 199% of its production, increased its overall reserves by 17% and increased its reserve to production ratio from
6.3 to 6.9 years. Once again, the Company was the most active driller in the United States in 1997, a position it has held for the last six years. In 1997, the Company reported net income of $333 million. Net income in 1996 was $321 million. Discretionary cash flow increased by 18% to $1,226 million in 1997 from $1,036 million in 1996. These results were obtained despite increased drilling costs and operating expenses. Producing property volume growth met the annual growth objective of 10%. Exploration efforts were expanded which resulted in the Gomez deep water discovery and aggressive entry into the Cotton Valley Pinnacle Reef play. In addition to the business results achieved by Mr. Messman, the Company continues to focus on changing the culture and becoming the Company of Choice. While the Company's stock has not performed at the level of the Company's peers in the line of business index in the Performance Graph, the Compensation Committee believes the Company's stock price does not reflect the achievements of the Chairman and Chief Executive Officer and the Company in the last year. The Compensation Committee believes the initiatives and accomplishments of the Company under the leadership of Mr. Messman will deliver greater long term shareholder value.

     The Compensation and Corporate Governance Committee

                                          H. Jesse Arnelle
                                          Preston M. Geren III
                                          Lawrence M. Jones

                                          John W. Poduska, Sr., Ph.D.
                                          Michael E. Rossi
                                          Samuel K. Skinner
                                          James R. Thompson

SUMMARY COMPENSATION TABLE

     The following table provides a summary of compensation during the last three calendar years for the Company's Chief Executive Officer and the other four most highly compensated executive officers.

                                                                                           SECURITIES
                                                                 OTHER        RETENTION    UNDERLYING        ALL
                                                                ANNUAL      (RESTRICTED)   OPTIONS/SAR      OTHER
  NAME AND PRINCIPAL POSITION   YEAR    SALARY     BONUS    COMPENSATION(1) STOCK AWARDS(2) GRANTS(3)  COMPENSATION(4)
------------------------------- -----  --------  ----------  -------------  -------------  -----------  -------------
Jack L. Messman, Chairman & CEO  1997  $713,723  $1,400,000    $  71,492     $   464,304       61,500      $63,373
                                 1996   606,250     965,000          673       4,143,750      438,500       50,985
                                 1995   498,750     770,000        4,856               0            0       41,260

George Lindahl III,              1997   403,862     650,000       94,919         124,461            0       30,227
  President & COO                1996   280,000     450,000          192       2,762,500      190,000       20,021
                                 1995   222,375     268,000          448               0            0       15,917

V. Richard Eales,                1997   267,195     375,000      105,495         962,520            0       33,601
  Executive Vice President.....  1996   230,000     275,000        1,689         464,100       84,000       24,110
                                 1995   204,345     352,000        1,866               0            0       20,295

Donald W. Niemiec,               1997   253,995     295,000      142,110          75,734            0       18,497
  Vice President-Marketing.....  1996   211,750     225,000           91       1,381,250       80,000       15,402
                                 1995   171,050     175,725           31               0            0       12,474

Morris B. Smith,                 1997   229,605     240,000       72,099          46,750            0       24,989
  Vice President and CFO.......  1996   212,500     175,000          318         375,700       68,000       13,700
                                 1995   175,042     130,000           23          60,683       15,664        9,000

------------------

(1) Other Annual Compensation for 1997 includes: the value of the one-time transfer of country club memberships and associated country club dues prior to transfer (Mr. Messman, $33,000, Mr. Lindahl, $2,000, Mr. Eales, $2,000, Mr. Niemiec, $43,708, and Mr. Smith, $33,648); the 25% match on cash deferrals of salary or bonus in a Stock Unit Account of the Executive's Deferred Compensation Plan (Mr. Lindahl, $81,250; Mr. Eales, $91,862; Mr. Niemiec, $72,265; and Mr. Smith, $30,000); reimbursements for Medicare tax on supplemental pension plans (Mr. Messman, $817, Mr. Lindahl, $360, Mr. Eales, $422, Mr. Niemiec, $127, and Mr. Smith, $274); above market interest on deferred compensation and other amounts reimbursed for payment of taxes. Other perquisites or other personal benefits included under Other Annual Compensation for 1997 not exceeding 25% of value of all perquisites or other personal benefits are not identified. Other Annual Compensation for 1996 and 1995 includes reimbursements for Medicare tax on supplemental pension and thrift plans, above market interest on deferred compensation and other amounts reimbursed for payment of other taxes. Perquisites and other personal benefits
    for 1996 and 1995 for each of the five most highly compensated executive officers did not exceed the lesser of $50,000 or 10% of the aggregate salary and bonus reported for any executive officer in the reported years and, therefore, have not been disclosed.

(2) The values of the Retention Stock that are presented in the table are based on the value of Common Stock as of the date granted for 1997 and 1996. For 1995, the values of the Retention Stock in the table are based on the value of the common stock of UPC ('UPC Common Stock') as of date of grant. Such retention stock of UPC was exchanged for Retention Stock ('Rollover Retention Stock') based on the ratio of the fair market value of UPC Common Stock at commencement of the initial public offering ('IPO') ($64.56 per share) and the offering price for Common Stock in the IPO ($21 per share). Mr. Smith's shares of Retention Stock were converted on July 1, 1996 using a price of $71.125 per share for UPC Common Stock and a price of $27.25 per share for Common Stock. As of December 31, 1997, the aggregate number of shares of Retention Stock and Rollover Retention Stock held and the value thereof were: Mr. Messman, 382,913 shares, $9,285,640; Mr. Lindahl, 141,917 shares, $3,441,487; Mr. Eales, 51,200 shares, $1,241,600; Mr. Niemiec,
    77,047 shares, $1,868,390; and Mr. Smith, 32,455 shares, $787,034. The foregoing Retention Stock is subject to the vesting condition described in Report on Executive Compensation. The foregoing Rollover Retention Stock was performance retention stock, except for Mr. Messman's. The performance criteria for such Rollover Retention Stock has been achieved. Dividends on the Retention Stock and Rollover Retention Stock are payable at the same rate as dividends on Common Stock unless otherwise specified by the Compensation Committee. The Retention (Restricted) Stock Awards for 1997 includes an additional 10% of the number of shares of Retention Stock granted to such officers, in consideration of the deferral in 1997 of the vesting of such Retention Stock for one year (Mr. Messman, 14,298 shares; Mr. Lindahl, 5,024 shares; Mr. Niemiec, 3,066 shares; Mr. Smith, 1,890 shares).

(3) For 1997 and 1996, the number represents options to purchase shares of Common Stock. For 1995, the number represents options to purchase UPC Common Stock ('UPC Options'). All UPC Options were converted to options to purchase Common Stock at the time of the IPO or distribution of Common Stock by UPC to its shareholders (the 'Distribution'). Such UPC Options were exchanged for options to purchase Common Stock ('Rollover Options') based on the ratio described above or based on the ratio of the fair market value of UPC Common Stock at the Distribution and the offering price for Common Stock in the IPO.

(4) All Other Compensation in 1997 consists of Company matched thrift plan contributions (Mr. Messman, $42,823; Mr. Lindahl, $24,232; Mr. Eales, $26,751; Mr. Niemiec, $14,776; Mr. Smith, $20,737) and executive life insurance premiums (Mr. Messman, $20,550; Mr. Lindahl, $5,995; Mr. Eales, $6,850; Mr. Niemiec, $3,721; Mr. Smith, $4,252).

OPTION/SAR GRANTS TABLE


     The following table sets forth information concerning individual grants of stock options during 1997 to the Company's Chief Executive Officer and the other four most highly compensated executive officers. Stock appreciation rights were not granted in 1997.

                                                                INDIVIDUAL GRANTS
                                     ------------------------------------------------------------------------
                                      NUMBER OF
                                     SECURITIES      % OF TOTAL
                                     UNDERLYING     OPTIONS/SARS    EXERCISE OR                   GRANT DATE
                                     OPTION/SARS     GRANTED TO        BASE        EXPIRATION      PRESENT
NAME                                   GRANTED       EMPLOYEES         PRICE          DATE          VALUE(1)
----------------------------------   -----------    ------------    -----------    ----------    ------------
Jack L. Messman                         61,500           10%          $ 29.44        06/03/97      $587,325
George Lindahl III                           0            0%                0                             0
V. Richard Eales                             0            0%                0                             0
Donald W. Niemiec                            0            0%                0                             0
Morris B. Smith                              0            0%                0                             0

------------------

(1) Calculated in accordance with the Black-Scholes option pricing model. The assumptions used in such option pricing model are: expected volatility, 28%; expected dividend yield, 0.8%; expected option term, five years; and risk-free rate of return, 5.6%.

OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

     The following table sets forth individual exercises of stock options during 1997 and the year-end values of options to purchase Common Stock held by the Chief Executive Officer and the other four most highly compensated executive officers.

                                                                          NUMBER OF
                                                                          SECURITIES         VALUE OF
                                                                          UNDERLYING        UNEXERCISED
                                                                         UNEXERCISED       IN-THE-MONEY
                                                                         OPTIONS/SARS       OPTION/SARS
                                                                         AT YEAR-END        AT YEAR-END
                                            SHARES                       ------------      -------------
                                          ACQUIRED ON       VALUE        EXERCISABLE/      EXERCISABLE/
NAME                                       EXERCISE        REALIZED      UNEXERCISABLE     UNEXERCISABLE
-------------------------------------     -----------      --------      ------------      -------------
Jack L. Messman                                   0        $      0         932,072         $ 5,625,928
                                                                            333,333                   0
George Lindahl III                                0               0         451,068           3,197,394
                                                                            126,666                   0

V. Richard Eales                                  0               0         285,406           1,924,054
                                                                             56,000                   0
Donald W. Niemiec                             6,146          89,056         186,772           1,186,731
                                                                             53,333                   0
Morris B. Smith                                   0               0         125,819             404,351
                                                                             50,554                   0

EXECUTIVE'S DEFERRED COMPENSATION PLAN

     The Executive's Deferred Compensation Plan is designed to allow executives to defer receipt of certain compensation and consequently defer federal income taxes. Executives are permitted to defer up to 100% of such executives' annual bonus. Executive officers are permitted to defer up to 100% of their base salary in excess of $160,000, gains on options to purchase Common Stock and awards of Retention Stock. For such deferrals to be effective, the executives must make timely elections. Under the Executive's Deferred Compensation Plan, the Company will credit an additional 25% to the account of any executive officer who elects to have his or her salary or bonus invested in the Stock Unit Account for a period of at least three years. The Company's matching contribution shall remain invested until the executive officer terminates employment with the Company.

DEFINED BENEFIT PLANS

     Pensions are provided through the Pension Plan for Salaried Employees of Union Pacific Resources Group Inc. ('Basic Plan'), and the Supplemental Pension Plan for Exempt Salaried Employees of Union Pacific Resources Group Inc. and Affiliates ('Supplemental Plan'). The amount of the annual pension benefit from all sources is based upon average annual compensation for the 36 consecutive months of highest regular compensation (including up to three cash incentive payments within the 36-month period) within the 120-month period immediately preceding retirement ('final average earnings'). Regular compensation for this purpose is the aggregate amount reflected in the salary and bonus columns of the Summary Compensation Table on page 11. The credited years of service for each of the five individuals named in the Summary Compensation Table are as follows: Mr. Messman 17, Mr. Lindahl 10, Mr. Eales 7, Mr. Niemiec 15, and Mr. Smith 21.

     The Supplemental Plan is an unfunded non-contributory plan which provides, unlike the Basic Plan, for the grant of additional years of employment and deemed age to officers or managers, for the inclusion of earnings in excess of the limits contained in the Code, and deferred incentive compensation in the calculation of final average earnings and for any benefit in excess of the limitations provided for under the Code. Messrs. Messman, Lindahl, Eales, Niemiec and Smith have accrued benefits under the Supplemental Plan.

     The Company has purchased annuities to satisfy certain unfunded obligations under the Supplemental Plan to executives and certain other former employees and has paid the federal and state taxes on behalf of such persons imposed in connection with these purchases. These purchases reduce the Company's obligations under the Supplemental Plan. The benefits in the following Pension Plan Table will be reduced for any employee for whom an annuity was purchased by an amount calculated so that the expected aggregate amount received by the employee from the annuity and the Supplemental Plan net of federal taxes will be the same as the amount that would have been received from the Supplemental Plan net of federal taxes if the annuity had not been purchased.

     The estimated annual benefits payable under the Basic Plan and Supplemental Plan at normal retirement at age 65 based upon final average earnings and years of employment are illustrated in the following table:

                                                         PENSION PLAN TABLE
                        -------------------------------------------------------------------------------------
           FINAL         15 YEARS       20 YEARS       25 YEARS       30 YEARS       35 YEARS       40 YEARS
          AVERAGE           OF             OF             OF             OF             OF             OF
          EARNINGS      EMPLOYMENT     EMPLOYMENT     EMPLOYMENT     EMPLOYMENT     EMPLOYMENT     EMPLOYMENT
         ----------     ----------     ----------     ----------     ----------     ----------     ----------
         $  200,000      $ 47,760       $ 63,680       $ 79,600       $ 95,500      $  104,750     $  114,000
            400,000        97,770        130,360        162,950        195,500         214,750        234,000
            600,000       147,780        197,040        246,300        295,500         324,750        354,000
            800,800       197,790        263,720        329,650        395,500         434,750        474,000
          1,000,000       247,800        330,400        413,000        495,500         544,750        594,000
          1,200,000       297,810        397,080        496,350        595,500         654,750        714,000
          1,400,000       347,820        463,760        579,700        695,500         764,750        834,000
          1,600,000       397,830        530,440        663,050        795,500         874,750        954,000
          1,800,000       447,840        597,120        746,400        895,500         984,750      1,074,000
          2,000,000       497,850        663,800        829,750        995,500       1,094,750      1,194,000

     The benefits in the foregoing Pension Plan Table would be paid in the form of a life annuity with a 50% surviving spouse benefit and reflect offsets for Social Security.

CHANGE IN CONTROL ARRANGEMENTS FOR EXECUTIVE OFFICERS

     The Board has approved change in control arrangements, consisting of individual written agreements, for the following executive officers: Jack L. Messman, George Lindahl III, V. Richard Eales, Anne M. Franklin, Joseph A. LaSala, Jr., Donald W. Niemiec, Morris B. Smith, Jr., and John B. Vering. In the event of a 'change in control' (as hereinafter defined) and in the event any of the foregoing executive officers are involuntarily terminated or terminate their employment for 'good reason' (as hereinafter defined) within 36 months following the change in control, such executive officers will receive severance compensation.

     Jack L. Messman, as the Chairman of the Board and Chief Executive Officer, is entitled to receive severance compensation equal to three times his base salary and the average of his bonuses for the preceding two years. Each of George Lindahl III and V. Richard Eales, as President and Chief Operating Officer and Executive Vice

President, respectively, is entitled to receive severance compensation equal to two and one-half times their base salary and the average of their respective bonuses for the preceding two years. Each of Anne M. Franklin, Joseph A. LaSala, Jr., Donald W. Niemiec, Morris B. Smith and John B. Vering, in each of their respective roles as Vice Presidents, is entitled to receive severance compensation equal to two times their base salary and the average of each of their respective bonuses for the preceding two years.

     In such circumstances, in addition to the monetary compensation described above, the executive officers (1) are entitled to receive an acceleration of the vesting of all unvested stock options and lapsing of all restrictions on Retention Stock awards, (2) are entitled to receive continuation of all life, disability, accident, and health insurance for 24 to 36 months following termination and (3) shall be deemed to have an additional 24 to 36 months of benefit credit under the supplemental pension and thrift plans either as part of the benefit otherwise payable or in a lump sum. Additionally, there is a gross-up provision for excise taxes and no requirement for the executives to mitigate the Company's obligation to pay benefits by seeking other employment, nor will benefits be reduced as result of compensation from subsequent employers. Section 280G of the Code denies a deduction to a corporation making an 'excess parachute payment' to a 'disqualified person.' A 'disqualified person' includes, among other individuals, any officer of the corporation. The term 'excess parachute payment' means a payment equal to the excess of any 'parachute payment' over the relevant 'base amount.' A 'parachute payment' is any payment (in cash, property or fringe benefits) in the nature of compensation (i.e., in recognition of services) to a disqualified person which (i) is made contingent on a change in control and, (ii) equals or exceeds three times the disqualified person's base amount (i.e., average total compensation paid over a five-year period). Thus, for example, if an officer's base amount were $100,000, then a change-in-control payment of $300,000 would be deemed a parachute payment and $200,000 would be the 'excess' portion of the parachute payment (i.e., the amount by which the parachute payment exceeds the base amount). In such case, the corporation would not be entitled to deduct the $200,000 excess amount and the disqualified person would be subject to a 20% excise tax on such amount, in addition to the ordinary income tax rate which would apply to such payment (39.6% if the person is in the highest tax bracket). The gross-up provision essentially negates the impact of the 20% excise tax. The Company will reimburse the executive officers for all legal fees and expenses incurred in connection with the enforcement of such agreements.

     Change in control is defined as the occurrence of any one of the following events, (1) any 'person' or persons acting together as an entity become beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of 15% or more of the Company's voting shares, (2) certain specified majority changes in Board composition, (3) the approval by shareholders of a merger or consolidation resulting in the Company shareholders failing to hold at least 50% of the voting shares of the surviving entity and (4) the approval by shareholders of a plan of complete liquidation of the Company. Further, the executive has 36 months after a change of control event within which he or she shall be provided such severance package. During such 36 months, the executive will receive the compensation described above if (i) the executive is involuntarily terminated by the Company or its successor organization or (ii) the executive determines that he or she has 'good reason' for which to terminate employment. Good reason consists of (a) a reduction in total compensation (i.e. sum of base salary and bonus), (b) a diminution of job duties and responsibilities, (c) a relocation of more than a specified number of miles, (d) a failure to pay any previously deferred compensation, (e) a failure to provide equivalent or reasonably equivalent benefits (e.g., health insurance) compared to those that were in place prior to the change in control or (f) a failure by the Company to honor all the terms and provisions of the executive officer's change in control agreement.

     After a period of one year following a change in control, the executive officer will have 30 days to elect to leave the Company for reasons other than good reason and be entitled to receive 50% of the monetary compensation and other benefits described above. After such 30-day period, if the executive is terminated from the Company due to discharge for cause, retirement, death or voluntary termination, the executive officer would not be eligible for such compensation described above. Termination under these events shall be subject to the Company's normal policies regarding such events and any compensation awards subject thereto.

     The Board determined that the Company would gain several advantages from the change in control arrangements. The arrangements, which reflect competitive practices, will provide some degree of economic security to a limited number of key executives, thereby enabling top management to remain objective and responsive to shareholder interests in the event that a change in control transaction occurs.

PERFORMANCE GRAPH

     The graph set forth below provides an indicator of cumulative total shareholder returns on an investment of $100 in shares of Common Stock as compared to an initial investment of $100 in the S&P 500 Stock Index and a 'peer group' index over the period from October 10, 1995, the first trading date of the Common Stock in connection with the IPO, through December 31, 1997. Total shareholder returns assume dividend reinvestment. The peer group consists of Anadarko Petroleum Corporation, Apache Corporation, Burlington Resources, Inc.(1), Enron Oil & Gas Company, Noble Affiliates, Inc. and Vastar Resources, Inc.

                        COMPARISON OF CUMULATIVE RETURN
                     COMPANY, S&P 500 AND PEER GROUP INDEX
                  (FROM OCTOBER 10, 1995 TO DECEMBER 31, 1997)

                                 [LINE GRAPH]


Symbol                10/10/95     12/29/95     12/31/96     12/31/97
--------------------  --------     --------     --------     --------
Company               $100.00      $121.07      $139.41      $117.48
S&P 500                100.00       107.21       131.83       175.81
Peer Group Index       100.00       111.31       137.10       123.49


------------------
(1) Burlington Resources, Inc. merged with Louisiana Land and Exploration Company; therefore, Louisiana Land and Exploration Company has been removed from the peer group reflected in the Performance Graph as of October 10, 1995.

                             SECURITY OWNERSHIP OF
          CERTAIN EXECUTIVE OFFICERS, DIRECTORS AND BENEFICIAL OWNERS

     The following table summarizes (A) the beneficial ownership of the Common Stock as of March 16, 1998 by the (i) Chief Executive Officer, (ii) other four most highly compensated executive officers, (iii) directors and (iv) all executive officers and directors as a group, and (B) the number of whole stock units (a 'Stock Unit') attributable to each executive officer, outside director and all executive officers and directors as a group under the Executive's Deferred Compensation Plan and Directors Deferred Compensation Plan as of March 16, 1998. None of the individual or collective holdings listed below exceeds 1% of any class equity securities of the Company.

                                                                       NUMBER OF
                                                                       SHARES OF           NUMBER OF
                                                                      COMMON STOCK        STOCK UNITS
                                                                      BENEFICIALLY       ATTRIBUTED TO
NAME                                                                    OWNED(1)    DIRECTORS AND OFFICERS(2)
-------------------------------------------------------------------   ------------  -----------------------
Jack L. Messman....................................................     1,380,674                 0
George Lindahl III.................................................       607,768            16,617
V. Richard Eales...................................................       367,303            19,561
Donald W. Niemiec..................................................       274,084            14,779
Morris B. Smith....................................................       165,126             6,163
H. Jesse Arnelle...................................................         6,972             1,884
Lynne V. Cheney....................................................        11,538             2,403
Preston M. Geren III...............................................         9,200               482
Lawrence M. Jones..................................................        12,294             1,884
Drew Lewis(3)......................................................       104,456               746
Claudine B. Malone.................................................         8,580             1,884
John W. Poduska, Sr................................................        11,046             4,807
Michael E. Rossi...................................................           500               203
Samuel K. Skinner..................................................         6,200               746
James R. Thompson..................................................         8,200             5,251
All directors and executive officers as a group (19 persons).......     3,301,907            99,349

------------------
(1) Included in the number of shares of Common Stock Beneficially Owned by Mr. Messman, 932,072; Mr. Lindahl, 451,068; Mr. Eales, 285,406; Mr. Niemiec, 186,772; Mr. Smith, 125,819; Mr. Arnelle, 6,200; Mrs. Cheney, 6,200; Mr.
    Geren, 5,200; Mr. Jones, 6,200; Mr. Lewis, 5,200; Ms. Malone, 6,200; Mr.
    Poduska, 6,200; Mr. Skinner, 5,200; Mr. Thompson, 6,200; are shares of Common Stock, respectively, for which such persons have the right to acquire within 60 days of March 16, 1998 pursuant to options to purchase such Common Stock. Also included in the number of shares of Common Stock owned by Messrs. Messman, Lindahl, Eales, Niemiec and Smith are 382,913; 141,917; 51,200; 77,047 and 32,455 shares of Common Stock, respectively, which are shares of Retention Stock awarded under the 1995 Stock Option and Retention Stock Plan.


(2) The outside directors participate in the Directors Deferred Compensation Plan in which they may defer all or a portion of compensation for services as a director. The executive officers of the Company participate in the Executive's Deferred Compensation Plan in which they may defer a portion of their compensation for services as an officer. Directors and executive officers making deferrals beginning with the fourth quarter of 1997, received a 25% match on cash deferrals into a Stock Unit Account. Stock Unit Accounts are credited with such amount deferred. The value of such Stock Unit Accounts fluctuate based on changes in the price of the Common Stock (assuming reinvestment of dividends in such Stock Unit Account). The Stock Unit Accounts are unsecured and unfunded obligations of the Company. Mrs. Cheney and Messrs. Poduska and Thompson deferred compensation for services as a director into the Stock Unit Account. As a result of the 25% match on cash deferrals into Stock Unit Accounts, Mrs. Cheney and Messrs. Poduska and Thompson were attributed 51, 103 and 116 Stock Units.

(3) Mrs. Drew Lewis beneficially owns 1,000 shares of Common Stock in a Keogh account. Mr. Lewis disclaims any beneficial interest in such shares.

CERTAIN BENEFICIAL OWNERS

     There is no shareholder who is known to the Company to be the beneficial owner of more than five percent of the Common Stock, the only class of the Company's voting securities outstanding.

                              INDEPENDENT AUDITORS

     Arthur Andersen LLP has been selected as the Company's independent auditors for the 1998 fiscal year. Deloitte & Touche LLP ('D&T') was the Company's independent auditors for the 1997 fiscal year. Representatives of Arthur Andersen LLP and D&T are expected to be present at the Annual Meeting. Such representatives will have an opportunity to make a statement if such representatives desire to do so and will be available to respond to appropriate questions from shareholders of the Company.

     On December 4, 1997, the Company, with the approval of the Audit Committee of the Company's Board of Directors, dismissed D&T as its independent auditors effective upon D&T's completion of its audit of the Company's financial statements for the fiscal year ended December 31, 1997. The reports of D&T on the financial statements of the Company for either of the two most recent fiscal years did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. During such years and during the period between December 31, 1996 and the date on which D&T was dismissed, there was no disagreement between the Company and D&T on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused D&T to make reference to the subject matter of such disagreement in connection with its report on the Company's financial statements. On December 4, 1997, the Company engaged Arthur Andersen LLP as its new independent auditor effective January 1, 1998.


2. OTHER BUSINESS

     The only business to come before the meeting of which management is aware is set forth in this Proxy Statement. If any other business is presented for action, it is intended that discretionary authority to vote the proxies shall be exercised in respect thereof.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

PROXY                                                                 PROXY
                      UNION PACIFIC RESOURCES GROUP INC.
                     Solicited by the Board of Directors
                         Annual Meeting May 20, 1998
                              Fort Worth, Texas

     The undersigned hereby appoints JACK L. MESSMAN and JOSEPH A. LASALA, JR. as Proxies, or either of them, each with the power to appoint a substitute, and hereby authorizes either of them to represent and to vote all the shares of UNION PACIFIC RESOURCES GROUP INC. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 20, 1998 or any adjournment or postponement thereof as indicated in this Proxy upon all matters referred to on the reverse side and described in the Proxy Statement for the Meeting, and, in their discretion, upon any other matters that may properly come before the meeting. If no direction is made, this Proxy will be voted FOR the election of Directors.

     The Board of Directors recommends a vote FOR the election of Directors.

        YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY
   ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                (Continued and to be signed on reverse side.)

                      UNION PACIFIC RESOURCES GROUP INC.
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / /

Union Pacific Resources Group Inc. Board of Directors recommends a vote FOR proposal 1.

1. Election of Directors--Nominees:
   H. Jesse Arnelle, Lynne V. Cheney, Preston M. Geren, III, Lawrence M. Jones, Drew Lewis, Claudine B. Malone, Jack L. Messman, John W. Poduska, Sr., Michael E. Rossi, Samuel K. Skinner, James R. Thompson

   For          Withhold          For All
   All            All             Except
   / /            / /               / /

   ---------------------------------------------------
   (Except nominee(s) written above.)

                                       Dated: _________________________, 1998
                                       Signature(s)__________________________
                                       ______________________________________
                                       This proxy must be signed exactly as name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

                             FOLD AND DETACH HERE

If you received more than one set of proxy materials and wish to have it consolidated, please contact

                         HARRIS TRUST & SAVINGS BANK

                                1-800-335-6918

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